Exhibit 10.1

600 East Greenwich Avenue

West Warwick, RI 02893

July 23, 2025

Darius G. Nevin

VIA EMAIL TO: dnevin@astronovainc.com

Dear Darius,

I am pleased to confirm your appointment as Interim President and Chief Executive Officer of AstroNova, Inc. (the “Company”), effective June 29, 2025 (the “Start Date”). The Board of Directors (the “Board”) looks forward to your leadership in this important role. The terms of your employment are outlined below:

Reporting Structure and Duties:

As Interim President and CEO, you will report directly to the Board and have overall responsibility for the leadership and management of the Company. Your duties include:

•	Overseeing the Company’s operations;

•	Implementing Board-approved strategies;

•	Managing the senior leadership team;

•	Ensuring effective communication with the Board; and

•	Supporting a smooth transition to the permanent Chief Executive Officer when appointed.

Your authority as Interim President and CEO is subject to supervision and direction of the Board. Your employment is “at-will,” meaning either you or the Company may terminate employment at any time, with or without cause or advance notice. This letter does not constitute a contract for any specific duration.

Board Membership:

You will continue to serve as a member of the Board, subject to election in accordance with the Company’s by-laws and applicable law. You will not receive additional compensation for your service as a member of the Board during your tenure as Interim President and CEO. Your compensation as Interim President and CEO covers all services rendered in both capacities.

Work Location:

You will perform your duties primarily from your home in Miami, Florida, with travel to the Company’s West Warwick office, as required and at your discretion. You will be provided with appropriate access to Company resources, including executive assistance.

Base Compensation:

This is an exempt position. You will be paid bi-weekly at a rate of $10,000 USD per pay period in accordance with the Company’s standard payroll practices, until a full time Chief Executive Officer is hired. If you undertake business travel on behalf of the Company during any work week, you will be entitled to your full salary for that week, regardless of whether your employment ends before the week concludes. No severance is provided under this arrangement.

Equity Compensation:

Subject to approval by the Human Capital and Compensation Committee of the Board (the “HCCC”), the Company will grant you an equity award consisting of options to purchase 30,000 shares of the Company’s common under the Company’s 2018 Equity Incentive Plan (the “Plan”). The award will vest as to 5,000 shares on each of July 1, 2025, August 1, 2025, September 1, 2025, October 1, 2025, November 1, 2025, and December 1, 2025 (each, a “Vesting Date”), provided you remain an employee or director of the Company through the applicable Vesting Date. The stock options, will have an exercise price per share equal to the closing price on the date of grant, and upon termination, which is defined as the cessation of all service to the Company, including service as a director, except in cases of termination for cause, you will have up to one year from your termination date to exercise any vested stock options. The award will be subject to the terms and conditions of the Plan and the applicable award agreement.

All compensation, including shares issuable upon vesting or exercise, will be subject to applicable federal, state, and local tax withholdings and any other required deductions.

Expense Reimbursement:

The Company will reimburse you for all reasonable travel-related expenses incurred in connection with your duties, including airfare between Miami and the Company’s headquarters (whether to Providence, LaGuardia, or Boston Logan airports) and reasonable lodging expenses in Rhode Island. If any reimbursed amounts are treated as taxable income, the Company will provide a tax gross-up to ensure you are in the same after-tax position as if no such tax liability had arisen. You will be responsible for the cost of meals that do not have a bona fide business purpose.

Benefits:

While serving as Interim President and CEO, you are eligible to participate in the Company’s employee benefit programs in the same manner and on the same terms provided generally to other executives, including health and dental insurance, 401(k) savings plan, disability insurance and life insurance.

Confidentiality and Proprietary Rights Agreement:

You are required to execute the Company’s Confidentiality and Proprietary Rights Agreement at the time you countersign this letter and to comply with its terms throughout your employment and thereafter as specified in that agreement.

We look forward to your continued leadership in this new role. Please contact me if you have any questions or need more information. Please acknowledge your acceptance by signing below and returning one copy of this letter to me.

Very truly yours,

ASTRONOVA, INC.

By:	/s/ Richard S. Warzala
Richard S. Warzala
Lead Independent Director, Board of Directors

I hereby ACKNOWLEDGE, ACCEPT & AGREE to the foregoing:

/s/ Darius G. Nevin
Darius G. Nevin

Date: July 23, 2025